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     As filed with the Securities and Exchange Commission on June 13, 1997

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       __________________________________

                                    FORM 15

  Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       __________________________________

                           Commission File No. 0-3919

                           PRODUCTION OPERATORS CORP
             (Exact name of registrant as specified in its charter)


                                  7030 ARDMORE
                              HOUSTON, TEXAS 77054
                                 (713) 747-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, $1.00 PAR VALUE
            (Title of each class of securities covered by this Form)


                                      NONE
       (Title of all other classes of securities to which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [x]              Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)     [ ]              Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)      [ ]              Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)     [ ]              Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)      [x]


Approximate number of holders of record as of the certification or notice date:
ONE

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
GulfMark International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    PRODUCTION OPERATORS CORP



DATE:  JUNE 13, 1997                By:     /s/ RONALD R. RANDALL
                                       ----------------------------------------
                                               Ronald R. Randall
                                                Vice President





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